Exhibit 10.4

Second Amendment to

CHICAGO MERCANTILE EXCHANGE INC.

SENIOR MANAGEMENT SUPPLEMENTAL DEFERRED SAVINGS PLAN

(As Amended and Restated Effective January 1, 2009)

1. Section 3.4(b) is amended by replacing the phrase “or by reason of elective deferrals under this Plan” with the following:

“or by reason of the Pension Plan’s exclusion from the compensation base used in determining accruals (“Pensionable Compensation”) of (x) elective deferrals under this Plan, (y) bonus award amounts under either the Amended and Restated CME Group Inc. Incentive Plan for Named Executive Officers or the Amended and Restated CME Group Inc. Annual Incentive Plan (the “Bonus Plans”) that would qualify as Pensionable Compensation but for the Participant’s election to receive such amounts in unrestricted shares of common stock of CME Group Inc. (“Company Stock”) rather than in cash, and (z) amounts includible in the Participant’s gross income under Section 83 of the Code upon the vesting of restricted shares of Company Stock issued to the Participant as payment of a bonus award under the Bonus Plans.”

IN WITNESS WHEREOF, Chicago Mercantile Exchange Inc. has caused this amendment to be executed by its duly authorized officer on this 25th day of April, 2011.

By:	/s/ Kathleen M. Cronin

Its: /s/ Managing Director, General Counsel & Corporate Secretary